Exhibit 99.2

Dear <insert recipient name>,

Astea International joins forces with IFS

As a valued Astea customer, it is important to us that you are among the first to hear that Astea intends to join forces with IFS to advance our capabilities and strengthen our leadership in the Field Service Management (FSM) market.

Recently it was announced that IFS has signed a definitive agreement to merge with Astea International. In the short term it remains business as usual. We are expecting to complete this transaction in Q4 2019. Please click here to read the full press release.

We consider this to be the joining of two highly respected industry leaders to create a combination that is greater than the sum of its parts. Together with IFS, Astea will be able to offer new solutions and products to you, our valued customer, and provide you with a broader platform to support your global growth ambitions. Combining IFS’s capabilities with Astea’s service expertise and experience in the FSM market will ensure that our customers are served by the industry’s best.

IFS is a global supplier of enterprise applications and is recognized for the strength of its Field Service Management proposition and the business value it creates for customers. Moving forward, IFS will continue to empower the 8,000 businesses around the world who rely on the company’s Field Service Management capabilities with the most advanced and intelligent solutions and services. We anticipate that IFS and Astea together will continue to ensure you are well supported with the best tools, people and innovations that consistently deliver business value.

What Does this Mean for You?

As a valued Astea customer, we do not anticipate there being any change to the way that we work together. IFS has nearly 4,000 employees and will be investing more resources into developing and supporting Astea’s solutions in the Field Service Management sector, which we believe will be of great benefit to your company.

Putting your needs First

Your ongoing satisfaction is very important to us. We would be grateful for the opportunity to explain the news in more detail and to answer any questions you may have. Please let your account manager know if you would like to set up a meeting or call.

Yours sincerely,

Zack

Zack B. Bergreen

Chief Executive Officer and Chairman

Astea International

Cautionary Statement Regarding Forward-Looking Statements

This release contains certain statements with respect to a transaction involving Astea and IFS that are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by the fact they use words such as “should,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe” and other words and terms of similar meaning and expression. Forward-looking statements can also be identified by the fact that they do not relate strictly to historical or current facts. Such forward-looking statements are based on current expectations that involve inherent risks, uncertainties and assumptions that may cause actual results to differ materially from expectations as of the date of this release. These risks include, but are not limited to: (1) the possibility that a transaction will not be consummated or delays in consummating the transaction; (2) adverse effects on the market price of Astea’s common stock and on Astea’s operating results because of a failure to complete the transaction; (3) negative effects relating to the announcement of the transaction or any further announcements relating to the transaction or the entrance into or consummation of the transaction on the market price of Astea’s stock; (4) unanticipated difficulties or expenditures relating to the transaction; (5) legal proceedings instituted against Astea and others in connection with the transaction; (6) disruptions of current plans and operations caused by the announcement and pendency of the transaction; (7) potential difficulties in employee retention as a result of the announcement and pendency of the transaction; (8) the response of customers, suppliers and competitors to the announcement of the transaction; (9) the ability to sustain brand strength; (10) the effect of changes in economic, political and social conditions in the markets where Astea operates; (11) changing customer preferences; and (12) the ability to develop and market new, innovative products.

Where, in any forward-looking statement, there is an expression of an expectation or belief as to future results or actions, there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished. Actual results may differ materially from our expectations, plans or projections. Forward-looking statements are only predictions and estimates, which are inherently subject to risks, trends and uncertainties, many of which are beyond IFS’ and Astea’s ability to control or predict with accuracy and some of which might not even anticipate. There can be no assurance that Astea or IFS will achieve any stated expectations and neither Astea nor IFS assumes responsibility for the accuracy and completeness of the forward-looking statements. Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements as a result of many factors, including the risk factors described in the risk factor section of Astea’s reports filed with the Securities and Exchange Commission (“SEC”). Other unknown or unpredictable factors could also have material adverse effects on future results, performance or achievements of Astea.

All forward-looking statements included in this release are based upon information available to Astea and IFS as of the date of the release, and neither Astea nor IFS assume any obligation to update or revise any such forward-looking statements except as required by law.

Additional Information and Where to Find It

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval. This communication relates to a proposed acquisition of Astea by IFS. In connection with the transaction, Astea will file relevant materials with the SEC. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ASTEA AND THE TRANSACTION. Any definitive proxy statement(s) (when available).

will be mailed to stockholders of Astea. Astea’s investors and security holders will be able to obtain a free copy of these documents (when available) and other documents filed with the SEC by Astea at the SEC’s website at http://www.sec.gov. In addition, investors will be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) at Astea’s internet website at https://astea.com/about-us/investor-relations/ or by contacting Astea’s Investor Relations by email at mkreps@darrowir.com or by telephone at (214) 597-8200.

Participants in the Solicitation

Astea and its officers and directors may be deemed to be participants in the solicitation of proxies from Astea’s stockholders with respect to the proposed transaction. Information about Astea’s officers and directors and their ownership of Astea common shares is set forth in the proxy statement for Astea’s 2019 Annual Meeting of Stockholders, which was filed with the SEC on April 30, 2019, and in other documents filed with the SEC by Astea and its officers and directors. These documents can be obtained free of charge from the sources indicated above. Investors may obtain more detailed information regarding the direct and indirect interests of the participants in the solicitation of proxies in connection with the transaction by reading the preliminary and definitive proxy statements and other relevant documents regarding the transaction, when they become available.